Exhibit 99.03

EXTENSION AND MODIFICATION AGREEMENT NO. 2

This Extension and Modification Agreement No. 2 (this “Agreement”) is entered into as of July 29, 2010 by and between (i) DigitalPost Interactive, Inc., a Nevada corporation (the “Company”), and (ii) Agile Opportunity Fund, LLC, a Delaware limited liability company (“Agile” or the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and the Investor entered in to a certain securities purchase agreement on May 30, 2008 (the “May Securities Purchase Agreement”);

WHEREAS, pursuant to the Securities Purchase Agreement, the Investor purchased from the Company Original Issue Discount Term Secured Convertible Promissory Notes due May 30, 2010 (the “Original Maturity Date”) in the original face amount of $727,272.72 (collectively the "Notes") and two warrants to purchase the common stock of the Company (“Series A Warrant” and “Series B Warrant” respectively);

WHEREAS, the Series A Warrants contain certain put rights pursuant to Section 4.1 of the May Securities Purchase Agreement;

WHEREAS, on September 26, 2008, the Company and Investor entered in to a certain securities purchase agreement (the “September Securities Purchase Agreement”) for the purchase of additional notes and the issuance of two warrants to purchase the common stock of the Company (“Series C Warrant” and “Series D Warrant” respectively);

WHEREAS, on October 23, 2009, the parties entered in to an Extension Option and Securities Amendment Agreement (“Extension Option”), which lowered the conversion price of the Notes to $0.10 per share, provided the Company with the option to extend the Original Maturity Date of the Notes by successive one month periods up to December 31, 2010 (“Extended Maturity Date”), provided that for every month the Original Maturity Date was extended, the principal amount of each of the Notes was increased by one and one-half percent of the then current principal amount;

WHEREAS, as of July 29, 2010, an aggregate of $752,524.33 was due on the Notes (“Amount Due”); and

WHEREAS, the Investor has agreed to further extend the Extended Maturity Date for 50% of the Amount Due (the “Extended Portion of the Notes” (equal to $376,262.17) to December 31, 2011, forebear on the exercise of its put rights for the Series A Warrant until December 31, 2010, and cancel the Series D Warrant, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Extension, Forbearance, Cancellation and Consideration.

(a) The Investor agrees that the Notes and the Extension Option are hereby amended by amending and extending the Extended Maturity Date for the Extended Portion of the Notes to December 31, 2011 (the “Further Extended Maturity Date”).  The terms and conditions of the Extended Portion of the Notes shall otherwise hereafter be in accordance with the terms of the Notes. The Investor hereby agrees, subject to the Company’s timely performance of its obligations under this Agreement, the Notes and the Extension Option, as hereby amended, to forbear on the exercise of its rights and/or remedies under the Notes for the Extended Portion of the Notes until the Further Extended Maturity Date.

(b) The Investor agrees that the May Securities Purchase Agreement is hereby amended such that Investor agrees not to exercise its “put right” under Section 4.1 of the May Securities Purchase Agreement for the Series A Warrant until December 31, 2010 at the earliest;

(c) The Investor agrees that the Series D Warrant issued pursuant to the September Securities Purchase Agreement for the purchase of 750,000 shares of the Company’s common stock (as amended by the Extension Option) is hereby canceled;

(d) The Company hereby agrees and covenants that, as consideration for the Investor’s agreement to the terms in Section 1(a), (b) and (c) hereof, the Company shall pay to the Investor the following by wire transfer:

(i)	$25,000 on or before July 30, 2010; and
(ii)	$20,000 on or before August 13, 2010.

2.  No Defenses.  The Company hereby reaffirms the validity and enforceability of the May Securities Purchase Agreement, the Notes, the Series A Warrant and the Extension Option, and its obligations thereunder.  The Company acknowledges and agrees that there are no offsets, defenses, claims, counterclaims, charges or deductions of any nature against the Investor which would or could in any way serve to reduce the amount due under the Notes or the Company’s obligations thereunder.

3. Original Loan Documents; Approvals.

(a) The May Securities Purchase Agreement, the Notes, the Series A Warrant and the Extension Option, as amended by this Agreement or as previously amended, shall remain in full force and effect.

(b) All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder have been duly taken and this Agreement, when executed and delivered by the Company and assuming due execution and delivery of this Agreement by the Investor, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

5. Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.  Each of the parties hereto submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in federal or state courts located within Nassau or Suffolk Counties in the State of New York.  In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Agreement and/or arising out of or relating to any dispute between the parties, the prevailing party with respect to each specific issue in a matter shall be entitled to recover all of its costs and expenses relating to such issue (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which such party may be entitled.

6.  Confidentiality.  This Agreement is confidential, and none of its provisions or terms shall be disclosed to anyone who is not an Investor or an officer or director of the Company or their agents, advisers or legal counsel, unless required by law.

7.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.  This Agreement may be modified or amended only with the written consent of all of the parties hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Extension and Modification Agreement No. 2 as of the date first written above.

DIGITALPOST INTERACTIVE, INC.

By:  /s/ Michael Sawtell
Name:  Mike Sawtell
Title:  CEO/President

AGILE OPPORTUNITY FUND, LLC

By: /s/ David Propis
Name: David I. Propis
Title: Managing Member